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                        FUSION MEDICAL TECHNOLOGIES, INC.
                       (A Company in the Development Stage)
                        COMPUTATION OF NET LOSS PER SHARE
                                 (In Thousands)


                                                                    EXHIBIT 11.1


                                       Three Months Ended     Three Months Ended
                                            March 31,              March 31,
                                              1997                   1996
                                          (unaudited)             (unaudited)
                                       ------------------     ------------------

Weighted average common
shares outstanding.................          7,025                   1,520

Common equivalent shares
  pursuant to Staff Accounting
  Bulletin No. 83..................            -                       423
                                           -------                 -------

Shares used in computing per
  share amounts (1)................          7,025                   1,943
                                           -------                 -------
                                           -------                 -------

Net loss...........................        $(2,090)                $(1,559)
                                           -------                 -------
                                           -------                 -------

Net loss per share.................        $ (0.30)                $ (0.80)
                                           -------                 -------
                                           -------                 -------

(1) PRIMARY AND DILUTIVE EARNINGS PER SHARE ARE THE SAME FOR ALL PERIODS PRESENTED.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED FINANCIAL STATEMENTS